FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Reports First Quarter Results

ANAHEIM, Calif. – April 22, 2004 – New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the first quarter ended March 31, 2004. Revenue for the quarter was $33.3 million, compared to $35.8 million in the first quarter of 2003. Revenue from the company-owned training centers was $23.6 million for the quarter, compared to $26.2 million for the same period last year. Franchising revenues were $9.6 million, compared to $9.6 million for the same period last year. Net loss for the first quarter of 2004 was $213,000, or $0.02 per diluted share compared to net income of $166,000 or $0.02 per diluted share in the first quarter of 2003.

“Although our first quarter results remain weak, we are accelerating our efforts in three core areas, which should enable us to resume top-line growth and achieve sustained profitability,” stated Thomas J. Bresnan, president and chief executive officer. “First, we are aggressively focusing on the consumer segment. Specifically, we are training both our franchisees, as well as our consumer-sales force, on how to better address the needs of the consumer market, and we are also pursuing additional tuition financing solutions that will allow more students to qualify for funding. Second, we are diversifying our product offering, and are particularly excited about our new Healthcare Information Management training – a field that is in very high demand and encompasses some of the fastest growing occupations in the country. Preliminary results from our pilot program have been encouraging and we expect these courses will be available network-wide by the third quarter of 2004. Lastly, we are carefully reviewing our expenses and will take appropriate measures to ensure sustained profitability, without reducing our sales force or other actions that would negatively impact revenue.”

Mr. Bresnan continued, “During the quarter, we also sold three new domestic franchise territories and ten internationally. Our new international territories include three in China, three in India and two in Malaysia – all high-growth markets.”

System-wide revenues for the first quarter, which include revenues for all training centers, both company-owned and franchised, totaled $98.1 million versus $101.0 million in the prior year quarter.

The company has scheduled an investor conference call for 5 p.m. eastern today (Thursday, April 22, 2004). There will be a live webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through April 29. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 6913529.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,100 account executives, 2,400 instructors and 2,100 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

(tables follow)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
Three months ended March 31, 2004 and 2003
(In thousands except for per share earnings)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

Revenues
Franchising
Franchise fees	$480	$304
Royalties	4,046	4,245
Other	5,122	5,030

Total franchising revenues	9,648	9,579
Company-owned training centers	23,615	26,248

Total revenues	33,263	35,827
Cost of revenues	19,416	20,010
Selling, general and administrative expenses	14,199	15,374

Operating (loss) income	(352)	443
Other income	44	--
Interest expense, net	(47)	(166)

(Loss) income before income taxes	(355)	277
(Benefit) provision for income taxes	(142)	111

Net (loss) income	$(213)	$166

Basic Earnings Per Share	$(0.02)	$0.02

Diluted Earnings Per Share	$(0.02)	$0.02

Weighted average shares outstanding - Basic	10,450	10,388

Weighted average shares outstanding - Diluted	10,450	10,388

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2004 and December 31, 2003
(In thousands)

	March 31, 2004	December 31, 2003

	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$8,325	$10,850
Accounts receivable, net	14,983	14,496
Refundable income taxes	759	980
Other current assets	13,913	13,554

Total current assets	37,980	39,880

Property and equipment, net	13,369	14,381

Goodwill, net	18,368	18,368

Deferred income tax assets, net	21,941	21,941

Other assets	3,734	3,783

Total Assets	$95,392	$98,353

Liabilities and Stockholders' Equity

Current Liabilities:

Notes payable and current portion of long-term debt	$6,671	$3,000

Accounts payable	4,020	4,267

Deferred revenue	19,039	20,032

Other current liabilities	14,045	14,613

Total current liabilities	43,775	41,912

Long-term obligations, excluding current portion	--	4,566

Other long-term liabilities	3,050	3,102

Total liabilities	46,825	49,580

Stockholders' equity	48,567	48,773

Total Liabilities & Stockholders' Equity	$95,392	$98,353

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Three months ended March 31, 2004 and 2003
(In thousands)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

Cash flows from operating activities:
Net (loss) income	$(213)	$166
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Depreciation	1,713	1,744
Provision for bad debts	17	181
Loss (gain) on disposal of property and equipment	5	(14)
Cash (used) provided from the change in:
Accounts receivable	(504)	1,052
Other assets	(310)	(1,084)
Income taxes	221	(306)
Accounts payable	(247)	(459)
Deferred revenues	(993)	333
Other liabilities	(619)	2,224

Net cash (used in) provided by operating activities	(930)	3,837

Cash flows from investing activities:
Additions to property and equipment	(706)	(821)
Proceeds from sale of property and equipment	--	36

Net cash used in investing activities	(706)	(785)

Cash flows from financing activities:
Proceeds from exercise of stock options	6	--
Proceeds from debt obligations	--	10,939
Principal payments on debt obligations	(895)	(15,189)

Net cash used in financing activities	(889)	(4,250)

Net decrease in cash and cash equivalents	(2,525)	(1,198)

Cash and cash equivalents at beginning of period	10,850	8,585

Cash and cash equivalents at end of period	$8,325	$7,387

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